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                                                                    Exhibit 99.1



                 BRE PROPERTIES BUYS 308-UNIT APARTMENT COMMUNITY IN
                       SAN FRANCISO BAY AREA FOR $42.5 MILLION
         --COMPANY ANNOUNCES REDUCTION IN INTEREST RATES ON LINES OF CREDIT--

              SAN FRANCISCO (August 26, 1997) - BRE Properties, Inc. (NYSE: BRE), one of the nation's largest multifamily real estate investment trusts (REITs), has purchased Lakeshore Landing, a 308-unit apartment community in the San Francisco Bay Area city of San Mateo, for an all-cash purchase price of $42.5 million.

              "The purchase of Lakeshore Landing reflects BRE's investment strategy to acquire and manage a high-quality multifamily portfolio balanced across Western markets that display strong apartment demand fundamentals," said Frank C. McDowell, BRE's President and Chief Executive Officer. "The Bay Area continues to demonstrate strong growth in employment, population and levels of personal income. These factors--along with the Bay Area's shortage and high cost of available land for future apartment development--combine to create one of the strongest apartment rental markets in the country."

              Year-to-date, BRE has invested approximately $142.7 million, adding to its holdings in the major metropolitan regions of San Francisco, Seattle and Las Vegas. In 1996, BRE acquired approximately $230 million in research-driven apartment acquisitions; the company expects to invest a similar amount in 1997.

              The acquisition of Lakeshore Landing increases BRE's ownership in the Bay Area to six multifamily communities containing 2,229 units. "With Lakeshore Landing, BRE has increased its critical mass in the Bay Area, providing the opportunity for continued achievements in operating efficiencies," said Jay W. Pauly, BRE's Chief Operating Officer. "Lakeshore


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         Landing will provide an important management complement to Foster's
         Landing, a neighboring 453-unit acquisition made by BRE in September 1996.

              "Lakeshore Landing reflects the strong focus BRE places on access to employment and transportation centers when considering properties for inclusion in its portfolio," said Pauly. "San Mateo is located roughly halfway between San Francisco's financial district and the Silicon Valley. The property's quarter-mile proximity to Highway 101 places Lakeshore's residents within minutes of San Francisco International Airport as well as to the area's major computer, manufacturing, financial, and health services employers."

              The garden-style apartment community was built in 1988 and contains twelve two-story buildings on a 7.7 acre site. The floorplans average 727 square feet and include 61% one-bedroom and 39% two-bedroom units. The property is currently 97% occupied with average rents of approximately $1,409 per unit. Including replacement reserves, the property was purchased at an initial 8.2% capitalization rate.

              Residents enjoy garages, walk-in closets and full size washer and dryer hookups in each apartment. Upstairs units feature vaulted ceilings and fireplaces. Additional amenities include two swimming pools, a fitness center and an on-site car wash. Many units have views of the adjacent Marina Lagoon.

              In other news, the company announced that it had recently renewed and extended its $150 million lines of credit on more favorable terms. The interest rate on $115 million was decreased from LIBOR plus 1.125% to LIBOR plus .80%; the non-use fee was eliminated and the term was extended to July 2000. The interest rate on $35 million was reduced from LIBOR plus 1.0% to LIBOR plus .80%. The term was extened to April 2000 and an annual fee of .125% on undrawn balances was added.


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              BRE Properties, Inc., headquartered in San Francisco, is a self-administered, self-managed and fully integrated real estate investment trust focusing on the ownership and management of multifamily properties in the Western United States. BRE owns and operates 56 apartment communities totaling 13,543 units in nine major markets in California, Arizona, Washington, Oregon and Nevada. Additional information about BRE can be found on the company's website (http:\\breproperties.com).



                                         ###

         "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS REGARDING COMPANY AND PROPERTY PERFORMANCE, AND IS BASED ON THE COMPANY'S CURRENT EXPECTATIONS AND JUDGMENT. ACTUAL RESULTS COULD VARY MATERIALLY DEPENDING ON RISKS AND UNCERTAINTIES INHERENT TO GENERAL AND LOCAL REAL ESTATE CONDITIONS, COMPETITIVE FACTORS SPECIFIC TO MARKETS IN WHICH BRE OPERATES, LEGISLATIVE OR OTHER REGULATORY DECISIONS, FUTURE INTEREST RATE LEVELS OR CAPITAL MARKETS CONDITIONS. THE COMPANY ASSUMES NO LIABILITY TO UPDATE THIS INFORMATION. FOR MORE DETAILS, PLEASE REFER TO THE COMPANY'S SEC FILINGS, INCLUDING ITS MOST RECENT ANNUAL REPORT ON FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q.